                              ASSET PURCHASE AGREEMENT

                                   BY AND BETWEEN

                     ACC-ARIZONA CELLULAR COMMUNICATIONS, INC.
                                     ("SELLER")

                                        AND

                         DOBSON CELLULAR OF IMPERIAL, INC.
                                   ("PURCHASER")


                           DATED AS OF SEPTEMBER 8, 1999

                                 TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II - DESCRIPTION OF ASSETS; EXCLUDED ASSETS. . . . . . . . . . . . . . . . .2

SECTION 2.01.   ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
SECTION 2.02.   EXCLUDED ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE III - ASSUMPTION OF LIABILITIES. . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE IV - INSTRUMENTS OF TRANSFER AND ASSUMPTION. . . . . . . . . . . . . . . . .4

SECTION 4.01.   TRANSFER DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . .4
SECTION 4.02.   ASSUMPTION DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE V - PURCHASE PRICE; ALLOCATION . . . . . . . . . . . . . . . . . . . . . . .5

SECTION 5.01.   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . .4
SECTION 5.02.   DEPOSIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
SECTION 5.03.   PAYMENT OF PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . .5
SECTION 5.04.   ALLOCATION OF PURCHASE PRICE . . . . . . . . . . . . . . . . . . . .5
SECTION 5.05.   PURCHASE PRICE ADJUSTMENT. . . . . . . . . . . . . . . . . . . . . .6

ARTICLE VI - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

SECTION 6.01.   PRIMARY CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . .8
SECTION 6.02.   FINAL CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE VII - SELLER'S REPRESENTATIONS . . . . . . . . . . . . . . . . . . . . . . .9

SECTION 7.01.   ORGANIZATION; QUALIFICATION; SUBSIDIARIES. . . . . . . . . . . . . .9
SECTION 7.02.   CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT . . . .9
SECTION 7.03.   TITLE TO ASSETS; CONDITION OF ASSETS . . . . . . . . . . . . . . . .9
SECTION 7.04.   REAL PROPERTY - OWNED . . . . . . . . . . . . . . . . . . . . . . .10
SECTION 7.05.   REAL AND PERSONAL PROPERTY - LEASED . . . . . . . . . . . . . . . .10
SECTION 7.06.   EXISTING CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . .10
SECTION 7.07.   GOVERNMENTAL LICENSES . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 7.08.   COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . . . .11
SECTION 7.09.   NO VIOLATION OF EXISTING AGREEMENTS . . . . . . . . . . . . . . . .12
SECTION 7.10.   LITIGATION AND LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . .12
SECTION 7.11.   ENVIRONMENTAL COMPLIANCE. . . . . . . . . . . . . . . . . . . . . .12
SECTION 7.12.   LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . .13
SECTION 7.13.   EMPLOYEE BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . .13
SECTION 7.14.   TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
SECTION 7.15.   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . .15
SECTION 7.16.   SUBSCRIBERS/AGENTS. . . . . . . . . . . . . . . . . . . . . . . . .16
SECTION 7.17.   INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
SECTION 7.18.   BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
SECTION 7.19.   HART-SCOTT-RODINO . . . . . . . . . . . . . . . . . . . . . . . . .16
SECTION 7.20.   UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . . . . .16
SECTION 7.21.   ACCOUNTS RECEIVABLE AND BAD DEBTS . . . . . . . . . . . . . . . . .17
SECTION 7.22.   YEAR 2000 COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . .17
SECTION 7.23.   DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17


ARTICLE VIII - PURCHASER'S REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . .17

SECTION 8.01.   ORGANIZATION; QUALIFICATION . . . . . . . . . . . . . . . . . . . .17
SECTION 8.02.   CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. . . .17
SECTION 8.03.   LITIGATION AND LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . .17
SECTION 8.04.   BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

ARTICLE IX - SELLER'S AND PURCHASER'S AFFIRMATIVE COVENANTS . . . . . . . . . . . .18

SECTION 9.01.   FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. . . . . . . .18
SECTION 9.02.   ACCESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
SECTION 9.03.   CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . .19
SECTION 9.04.   GOVERNMENTAL APPROVALS. . . . . . . . . . . . . . . . . . . . . . .21
SECTION 9.05.   THIRD PARTY CONSENTS; CLOSING CONDITIONS. . . . . . . . . . . . . .21
SECTION 9.06.   INTENTIONALLY OMITTED . . . . . . . . . . . . . . . . . . . . . . .22
SECTION 9.07.   NO SHOPPING . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
SECTION 9.08.   SUPPLEMENTAL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . .22
SECTION 9.09.   LITIGATION MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .22
SECTION 9.10    EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . .22
SECTION 9.11.   RETURN OF ASSETS ON TERMINATION AFTER PRIMARY CLOSING . . . . . . .23

ARTICLE X - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO PRIMARY CLOSING . . .23

SECTION 10.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS
                 AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
SECTION 10.02.  DIRECTORS RESOLUTIONS . . . . . . . . . . . . . . . . . . . . . . .23
SECTION 10.03.  INCUMBENCY CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . .23
SECTION 10.04.  THIRD PARTY CONSENT; FCC GRANT. . . . . . . . . . . . . . . . . . .24
SECTION 10.05.  NO MATERIAL ADVERSE CHANGE. . . . . . . . . . . . . . . . . . . . .24
SECTION 10.06.  OPINION OF COUNSEL TO SELLER. . . . . . . . . . . . . . . . . . . .24
SECTION 10.07.  OPINIONS OF FCC  COUNSEL TO SELLER. . . . . . . . . . . . . . . . .24
SECTION 10.08.  SAB EXTENSIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 10.09.  RELATED AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .25

ARTICLE XI - CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO PRIMARY CLOSING . . . .24

SECTION 11.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS
                 AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
SECTION 11.02.  DIRECTORS' RESOLUTIONS. . . . . . . . . . . . . . . . . . . . . . .25
SECTION 11.03.  INCUMBENCY CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . .25
SECTION 11.04.  HART-SCOTT ACT. . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 11.05.  OPINION OF COUNSEL TO PURCHASER . . . . . . . . . . . . . . . . . .25

ARTICLE XII - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT FINAL CLOSING . . .25

SECTION 12.01.  ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS
                 AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
SECTION 12.02.  OPINION OF FCC COUNSEL TO SELLER. . . . . . . . . . . . . . . . . .25

ARTICLE XIII - CASUALTY LOSSES. . . . . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE XIV - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .26

SECTION 14.01.  INDEMNIFICATION BY SELLER . . . . . . . . . . . . . . . . . . . . .26
SECTION 14.02.  INDEMNIFICATION BY PURCHASER. . . . . . . . . . . . . . . . . . . .27
SECTION 14.03.  NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. . . . . . . . . . . . . .27
SECTION 14.04.  PURCHASE ESCROW AGREEMENT . . . . . . . . . . . . . . . . . . . . .28
SECTION 14.05.  LIMITATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE XV - CONFIDENTIALITY AND PRESS RELEASES . . . . . . . . . . . . . . . . . .29

SECTION 15.01.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . .29
SECTION 15.02.  PRESS RELEASES. . . . . . . . . . . . . . . . . . . . . . . . . . .29


                                    -ii-

SECTION 15.03.  DISCLOSURES REQUIRED BY LAW . . . . . . . . . . . . . . . . . . . .29

ARTICLE XVI - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30

SECTION 16.01.  TERMINATION PRIOR TO FINAL CLOSING. . . . . . . . . . . . . . . . .30

ARTICLE XVII - BROKERS' FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE XVIII - WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE XIX - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

SECTION 19.01.  ADDITIONAL INSTRUMENTS OF TRANSFER. . . . . . . . . . . . . . . . .31
SECTION 19.02.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
SECTION 19.03.  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
SECTION 19.04.  TRANSFER TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . .33
SECTION 19.05.  COLLECTION PROCEDURES . . . . . . . . . . . . . . . . . . . . . . .33
SECTION 19.06.  SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.07.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.08.  ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.09.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.10.  AMENDMENTS; WAIVERS . . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.12.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.13.  THIRD PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .34
SECTION 19.14.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Section 19.15.  Section Headings. . . . . . . . . . . . . . . . . . . . . . . . . .35
Section 19.16.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . .35
Section 19.17.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . .35
Section 19.18.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . .35

                                    DEFINED TERMS

     TERM                                    SECTION CITE
     ----                                    ------------

     Algreg Proceeding                       Article III
     Asserting Party                         14.03
     Assets                                  2.01
     Assumed Liabilities                     Article III
     Assumption Agreement                    4.02
     Authorizations                          7.07
     Base Price                              5.01
     Bill of Sale and Assignment             4.01
     Business                                Recitals
     Cellular System                         Recitals
     CERCLA                                  7.11(b)
     Claims                                  Article XIII
     Code                                    7.13
     Controlled Group Member                 7.13
     Defending Party                         14.03
     Defined Benefit Pension Plan            7.13
     Deposit                                 5.02
     Deposit Escrow Agreement                5.02
     Employee Benefit Plans                  7.13
     Employee Pension Plans                  7.13
     Environmental Laws                      7.11(c)
     ERISA                                   7.13
     ERISA Affiliate                         7.13
     Escrow Agent                            5.02
     Escrowed Amount                         5.03
     Excluded Assets                         2.02(a)
     Excluded Contracts                      7.06
     Existing Contracts                      7.06
     FCC                                     Recitals
     FCC Authorization                       Recitals
     Final Closing                           6.01
     Final Closing Date                      6.02
     Final Order                             6.02
     Hazardous Substance                     7.11(b)
     Indemnified Purchaser Parties           14.01(a)
     Indemnity Escrow Amount                 5.03
     Independent Accountants                 5.05(c)
     Interest or Interests                   9.05
     Liens                                   Article I
     Liquidated Damages Amount               5.02
     Material Adverse Effect                 7.06

     Multiemployer Plan                      7.13
     Non-Assumed Liabilities                 Article III
     PBGC                                    7.13
     Permitted Liens                         Article I
     Primary Closing                         6.01
     Primary Closing Date                    6.01
     Purchase Escrow Account                 5.03
     Purchase Escrow Agreement               5.03
     Purchase Price                          5.01
     Purchaser                               Introduction
     RCLA                                    7.11(b)
     RCRA                                    7.11(b)
     RSA                                     RECITALS
     Retained Employees                      9.10
     Seller                                  Introduction
     Seller's Estimate                       5.05(c)
     Size of Person Test                     7.19
     Third Party Claim                       14.03
     Working Capital Adjustment              5.05(b)

SCHEDULES
---------

A              MAP OF CELLULAR SYSTEM

1              PERMITTED LIENS

2.01(a)        CONTRACTS AND LICENSES

2.01(c)        TANGIBLE PERSONAL PROPERTY

2.01(d)        REAL PROPERTY LEASEHOLDS

2.01(f)        INTANGIBLE PERSONAL PROPERTY

2.02           EXCLUDED ASSETS

7.03           LIENS

7.07           GOVERNMENTAL LICENSES

7.08           COMPLIANCE WITH LAWS

7.10           LITIGATION

7.12           EMPLOYEES

7.13           EMPLOYEE BENEFITS

7.14           TAX MATTERS

7.15(a)(i)     HISTORICAL FINANCIAL STATEMENTS

7.15(a)(ii)    CURRENT FINANCIAL STATEMENTS

7.15(c)        SUBSEQUENT EVENTS

7.16           SUBSCRIBERS/AGENTS

7.17           INSURANCE

7.21           ACCOUNTS RECEIVABLE AGING

9.05(a)        FORM OF LANDLORD CONSENT

9.05(b)        FORM OF LANDLORD CONSENT AND ESTOPPEL CERTIFICATE

9.10           RETAINED EMPLOYEES

EXHIBITS
--------

A.        BILL OF SALE AND ASSIGNMENT

B.        ASSUMPTION AGREEMENT

C.        DEPOSIT ESCROW AGREEMENT

D.        PURCHASE ESCROW AGREEMENT

E.        OPINION OF COUNSEL FOR SELLER

F.        OPINION OF FCC COUNSEL FOR SELLER TO BE DELIVERED AT PRIMARY CLOSING

G.        OPINION OF FCC COUNSEL FOR SELLER TO BE DELIVERED AT FINAL CLOSING

H.        OPINION OF COUNSEL FOR PURCHASER

                              ASSET PURCHASE AGREEMENT


      THIS AGREEMENT is made and entered into as of the 8th day of September, 1999, by and between ACC-ARIZONA CELLULAR COMMUNICATIONS, INC., a Nevada corporation doing business as Cellular One/Mohave ("Seller"), and DOBSON CELLULAR OF IMPERIAL, INC., an Oklahoma corporation ("Purchaser").

                                  R E C I T A L S

      WHEREAS, Seller is the owner of that certain license issued under call sign KNKN268 (the "FCC Authorization") granted by the Federal Communications Commission (the "FCC") to provide a block A cellular telecommunications service in portions of RSA #1 (such portions, the "RSA") in Mojave County, Arizona, as more particularly depicted on the map attached hereto as Schedule A; and

      WHEREAS, Seller owns all rights to develop, construct, own and operate a cellular system (the "Cellular System") in the RSA (the "Business").

      WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets of Seller relating to the Business, including assets acquired by Seller after the date hereof until the Primary Closing Date, all subject to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                     ARTICLE I
                                 PURCHASE AND SALE

      Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller at the Primary Closing, all of Seller's right, title and interest in and to the Assets (as defined in Section 2.01 hereof), free and clear of all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind (collectively, "Liens") other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established and will be taken into account in the Working Capital Adjustment, (ii) any Liens represented by easements, rights of way, restrictions, installations or public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances or other similar Liens which do not and will not individually or in the aggregate, materially interfere with the use by Seller or Purchaser of the property subject thereto or affected thereby, (iii) as to leaseholds, interests of the lessors thereof and Liens affecting the interests of such lessors and (iv) any Lien set forth on
SCHEDULE 1 attached hereto.

                                     ARTICLE II
                       DESCRIPTION OF ASSETS; EXCLUDED ASSETS

      SECTION 2.01. ASSETS. The assets to be conveyed to Purchaser shall include all real and personal tangible and intangible assets, properties and business owned or used by Seller of whatever description, which relate in any way to the ownership, use or operation of the Business, including all property and rights acquired or obtained by Seller from the date hereof through the date of the Primary Closing, other than the assets excluded pursuant to Section 2.02 hereof (collectively, the "Assets"). Such Assets shall be free and clear of all Liens other than Permitted Liens. Such Assets shall include, without limitation:

            (a) All licenses (including the FCC Authorization), leases, agreements, permits, authorizations, consents and other contracts, revenue sharing and like agreements, agreements for the reception or transmission of signals by microwave, easements, appurtenances, rights-of-way and construction permits; all right, title and interest, if any, in and to all streets, roads and public places, open or proposed; all agreements between Seller and suppliers, cellular telephone service companies and subscribers (including subscriber deposits), and all other similar rights and agreements (including so-called roaming agreements), which in any way may relate to or concern the operation by Seller of the Business, all as more particularly described on SCHEDULE 2.01(a) attached hereto.

            (b) All files of correspondence, lists, records and reports concerning (i) subscribers and prospective subscribers of the Business and (ii) all dealings with Federal, state and local regulatory agencies with respect to the Business, including, but not limited to, all reports filed by or on behalf of Seller with the FCC.

            (c) All towers, tower equipment, antennas, switching and cell site equipment and buildings, construction in progress, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, if any, used in or relating to the Business, and all modifications, additions, restorations or replacements of the whole or any part thereof, substantially all of which tangible assets as of the date hereof are described on SCHEDULE 2.01(c) attached hereto.

            (d) All real property leaseholds and other interests in real property (including leases and licenses of towers and tower space) of Seller used in or relating to the Business, as described on SCHEDULE 2.01(d) attached hereto.

            (e) All right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Business.

            (f) All right, title and interest to intangible personal property used in or relating to the Business, including all rights, patents and copyrights used by Seller, and all of the rights of Seller associated therewith (including any and all applications, registrations, extensions and renewals thereof), and such rights, patents and copyrights as are described on SCHEDULE 2.01(f) attached hereto.

            (g)   All prepayments and prepaid expenses.

            (h) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, except to the extent described in
Section 2.02(b) or on Schedule 2.02.

            (i) The right to receive and retain mail, accounts receivable payments and other communications.

            (j) The right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Primary Closing.

            (k) All advertising, marketing and promotional materials and all other related printing or written materials.

            (l) All subscriber notes receivable (if any) and accounts receivable (including subscriber receivables and roaming revenue receivables).

            (m)   All rebates from vendors.

            (n)   All goodwill as a going concern.

            (o) Any assets of the type described above which are acquired after the date hereof but prior to the Primary Closing.

      SECTION 2.02. EXCLUDED ASSETS. (a) The properties and assets described in SCHEDULE 2.02 attached hereto and in Section 2.02(b) of this Agreement shall be retained by Seller and shall not be sold, assigned or transferred to Purchaser (the "Excluded Assets").

            (b) Anything in this Agreement to the contrary notwithstanding, the Assets sold to Purchaser pursuant to the terms of this Agreement shall not include Seller's corporate records, books of account, cash, bank deposits or cash equivalents of Seller at the time of the Primary Closing.

                                    ARTICLE III
                             ASSUMPTION OF LIABILITIES

      As of the Primary Closing, Purchaser shall assume and agree to perform and discharge the following as they become due for all periods from and after the date of the Primary Closing, to the extent not previously performed or discharged: (i) all obligations of Seller which accrue and are to be performed from and after the Primary Closing under those permits, authorizations, licenses, leases, rights of way, easements and other agreements related to the Business listed on SCHEDULES 2.01(a), 2.01(c) and 2.01(d); and (ii) all other obligations of Seller entered into during the period from the date hereof to the Primary Closing by Seller and identified to and consented by Purchaser and specifically assumed by Purchaser at the Primary Closing (all of such permits, authorizations, licenses, leases, rights of way, easements and other agreements referred to in items (i) and (ii) being referred to hereinafter as the "Assumed Liabilities"). Purchaser shall not be liable for any liabilities, debts, contracts, agreements, including without limitation any contracts or agreements set forth on Schedule 2.02, or other obligations of Seller of any nature whatsoever other than the Assumed Liabilities and it is expressly understood that Purchaser shall not assume, and shall not be liable for any of Seller's expenses or obligations relating to or accruing by reason of the proceedings relating to the FCC Authorization in FCC CC Docket 91-142 (the "Algreg Proceeding"), including any obligations relating to any settlement thereof (such other liabilities, debts, contracts, agreements or other obligations of Seller other than the Assumed Liabilities being referred to as the "Non-Assumed Liabilities").

                                     ARTICLE IV
                       INSTRUMENTS OF TRANSFER AND ASSUMPTION

      SECTION 4.01. TRANSFER DOCUMENTS. At the Primary Closing, Seller will deliver to Purchaser (a) a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT A (the "Bill of Sale and Assignment"), (b) all such other good and sufficient instruments of sale, transfer and conveyance, in such form and including such matters as Purchaser shall reasonably request, as shall be effective to vest in Purchaser all of Seller's right and title to, and interest in, the Assets; and (c) all contracts and commitments, instruments, books and records (except as otherwise provided in Section 2.02 hereof) and other data relating to the Assets, business and operations of Seller.

      SECTION 4.02. ASSUMPTION DOCUMENTS. At the Primary Closing, Purchaser and Seller will execute and deliver an Assumption Agreement in substantially the form attached hereto as EXHIBIT B (the "Assumption Agreement") in order to effect the assumption of the Assumed Liabilities by Purchaser.

                                     ARTICLE V
                             PURCHASE PRICE; ALLOCATION

      SECTION 5.01. PURCHASE PRICE. The total purchase price for the Assets shall be Twenty-Four Million Dollars ($24,000,000). (The "BASE PRICE"), as adjusted in accordance with the provisions of Section 5.05 hereof (as adjusted, the "PURCHASE PRICE").

      SECTION 5.02. DEPOSIT. Purchaser has deposited into escrow with Chase Manhattan Trust Company, National Association (the "Escrow Agent") One Million Dollars ($1,000,000) (the "Deposit"). The Deposit is being held and invested and will be disbursed pursuant to the terms of the Deposit Escrow Agreement, a copy of which is attached hereto as EXHIBIT C (the "Deposit Escrow Agreement"). If the Primary Closing occurs (i) the earnings on the Deposit shall be paid to Purchaser in accordance with the Deposit Escrow Agreement, and (ii) the Deposit shall be retained in the escrow account, such amount to be administered in accordance with the Purchase Escrow Agreement (as defined below). If Seller terminates this Agreement in accordance with the provisions of Section 16.01(e) prior to the Primary Closing, and at the time of such termination Seller is not in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and the conditions set forth in Section 10.04 have been satisfied, then Seller shall be entitled to the Deposit as liquidated damages (the "Liquidated Damages Amount"), which Liquidated Damages Amount the parties agree is a fair and reasonable measure of the damages that Seller would sustain as a result of such termination. Notwithstanding anything else set forth in this Section 5.02, Seller's sole and exclusive recourse in the event Seller terminates this Agreement in accordance with the provisions of Section 16.01(e) prior to the Primary Closing, including as a result of Purchaser's breach of its representations or obligations under this Agreement prior to the Primary Closing, shall be to receive the Deposit. If for any other reason the Primary Closing does not occur, then the Deposit and all earnings thereon shall be paid to Purchaser. All payments by the Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

      SECTION 5.03. PAYMENT OF PURCHASE PRICE. On the Primary Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale of the Assets, Purchaser will pay the Purchase Price LESS the amount of $250,000 (the "Early Release Amount") and the Deposit into an account (the "Purchase Escrow Account") maintained by the Escrow Agent, and such amount, along with the Deposit, will be held, invested and disbursed pursuant to the terms of the Purchase Escrow Agreement substantially in the form of EXHIBIT D attached hereto (the "Purchase Escrow Agreement"), whereupon the Deposit Escrow Agreement shall terminate. The Early Release Amount shall be paid to Seller on the Primary Closing Date by wire transfer of immediately available funds. Seller shall be paid the earnings on amounts held pursuant to the Purchase Escrow Agreement on a quarterly basis. In the event this Agreement is terminated after the Primary Closing for any reason under Article XVI of this Agreement, (i) the funds held pursuant to the Purchase Escrow Agreement (the "Escrowed Amount") shall be released to Purchaser in accordance with the terms of the Purchase Escrow Agreement and (ii) Seller shall pay Purchaser the difference, if any, between the Purchase Price and the Escrowed Amount, including without limitation the Early Release Amount. At Final Closing, an amount equal to the Escrowed Amount less the sum of (x) amounts held in respect of pending but unpaid claims by Purchaser for Purchase Price adjustments pursuant to Section 5.05(d) or for indemnification pursuant to
Section 14.01 and (y) $1,000,000 (such sum being referred to collectively as the "Indemnity Escrow Amount") will be paid to Seller from the Purchase Escrow Account at the Final Closing and the Indemnity Escrow Amount shall be held and released in accordance with the terms of the Purchase Escrow Agreement; provided that the amount in clause (y) shall not be retained in escrow if such amount has already been released by the Escrow Agent pursuant to a request made by Seller pursuant to Section 4(e) of the Purchase Escrow Agreement after the one (1) year anniversary of the Primary Closing.

      SECTION 5.04. ALLOCATION OF PURCHASE PRICE. No later than five (5) days before the Primary Closing, Purchaser and Seller in good faith shall determine an allocation of the Purchase Price in accordance with the respective fair market values of the Assets being purchased. Purchaser and Seller each further agree to file their income tax returns and their other tax returns reflecting the allocation as determined in this Section 5.04. If no agreement on an allocation of the Purchase Price is reached within thirty
(30) days after the Primary Closing, such allocation shall be determined by a nationally recognized appraisal firm mutually agreeable to Seller and Purchaser and the costs of such appraisal shall be borne equally by Seller and Purchaser.

      SECTION 5.05.  PURCHASE PRICE ADJUSTMENT.

      (a) As used in this Section 5.05, the following terms shall have the meaning set forth below:

      "CURRENT ASSETS" means the Cellular System's (i) accounts receivable that are less than 91 days past due net of a reserve for bad debts, which reserve shall equal the sum of the following amounts: zero percent (0%) of such accounts receivable that are not past due or that are thirty (30) or fewer days past due, ten percent (10%) of such accounts receivable that are more than thirty (30) but less than sixty-one (61) days past due and fifty percent (50%) of such accounts receivable that are more than sixty (60) but less than ninety-one (91) days past due; (ii) inventory which is reasonably expected, based on past practice, to be consumed in the normal course of business within six months after the Primary Closing, reflected at net book value, and
(iii) prepaid items to the extent Purchaser will receive the benefit thereof after the Primary Closing, all determined as of the Primary Closing Date in accordance with generally accepted accounting principles ("GAAP"). For purposes of this definition, an account receivable is "past due" if it has not been paid in full within 30 days of the date of billing.

      "CURRENT LIABILITIES" means the Cellular System's (i) trade payables and accrued expenses which were incurred in the normal course of business, (ii) subscriber deposits received and (iii) deferred revenue, all determined as of the Primary Closing Date in accordance with GAAP.

      "GAAP" means generally accepted accounting principles consistently applied.

      (b) The Base Price shall be increased (or decreased) by the amount by which Current Assets exceeds (or is less than) Current Liabilities as of the Closing Date (the "WORKING CAPITAL ADJUSTMENT").

      (c)   Seller shall prepare and submit to Purchaser, not later than four
(4) business days prior to the Primary Closing Date, a written good faith estimate of the amount of the Working Capital Adjustment and resulting Purchase Price (the "SELLER'S ESTIMATE") along with all supporting documents and information. The Seller's Estimate shall be based upon the books and records of the Cellular System. The Seller's Estimate shall be accompanied by a certificate signed by the President of Seller certifying that Seller's Estimate was calculated in good faith and in accordance with the provisions of this
Section 5.05. After delivery of Seller's Estimate and prior to the Primary Closing, Purchaser and Seller shall attempt to resolve any disputes between Seller and Purchaser with respect to Seller's Estimate. In connection therewith, Purchaser shall have full access to all of Seller's records related to the preparation of Seller's Estimate. Not later than two (2) business days prior to the Primary Closing Date, Purchaser shall advise Seller in writing as to any dispute Purchaser has with Seller's Estimate and provide Seller with Purchaser's calculation of the Working Capital Adjustment and the resulting Purchase
Price, accompanied by a certificate signed by the President or Chief
Financial Officer of Purchaser certifying that Purchaser's calculation was made in good faith and shall be accompanied by supporting documents and information, to the extent the same is available to Purchaser ("PURCHASER'S ESTIMATE"). In the event Purchaser's Estimate of the Purchase Price is greater than Seller's Estimate, the Primary Closing shall proceed with the Purchase Price based on Purchaser's Estimate. In the event Purchaser's
Estimate is equal to or less than Seller's Estimate, and the difference between Purchaser's Estimate and Seller's Estimate is less than $50,000, the Closing shall proceed with the Purchase Price based upon Seller's Estimate.
In the event the difference between Purchaser's Estimate and Seller's
Estimate is greater than $50,000, then the mid-point between Seller's
Estimate and Purchaser's Estimate shall be used as the Purchase Price for purposes of Closing.

      (d) Within 90 days after the Primary Closing Date, Purchaser shall deliver to Seller a certificate (the "CLOSING CERTIFICATE") signed by the President or Chief Financial Officer of Purchaser providing its calculation of the Working Capital Adjustment to be made to the Base Price pursuant to this
Section 5.05, including any changes in the Working Capital Adjustment used to determine the Purchase Price at Primary Closing, together with a copy of any supporting documents, work papers, and other data relating to such Closing Certificate and such other supporting evidence as Seller may reasonably request either prior to or after delivery thereof. If Seller shall conclude that the Closing Certificate does not accurately reflect the Working Capital Adjustment to be made to the Base Price in accordance with this Section 5.05, Seller shall, within 30 days after its receipt of the Closing Certificate (such 30 day period being referred to as the "RESPONSE PERIOD"), deliver to Purchaser a written statement of any discrepancies believed to exist. If Seller fails to so notify Purchaser of any discrepancies, then the calculation of the Purchase Price set forth in the Closing Certificate shall be controlling for all purposes hereof and Purchaser or Seller, as the case may be, shall on or before the fifth business day following the expiration of the Response Period, pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth business day following the earlier to occur of the expiration of the Response Period and the date Purchaser receives Seller's statement of discrepancies, Purchaser or Seller, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Purchaser and Seller shall use good faith efforts to jointly resolve their discrepancies within 15 days of Purchaser's receipt of Seller's written statement of discrepancies, which resolution, if achieved, shall be binding upon the parties and not subject to further dispute or review. In the event Purchaser and Seller are unable to resolve their differences within such fifteen
(15) day period, and the differences arise from the interpretation of accounting principles, then either party may request that the matter be resolved by PricewaterhouseCoopers, LLP (the "INDEPENDENT ACCOUNTANTS") or some mutually acceptable independent big 5 accounting firm. In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Seller and Purchaser at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel. The Independent Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Purchaser and Seller. Within five (5) business days of receipt of the Independent Accountants' decision with respect to such dispute, if Purchaser is determined to owe an amount to Seller, Purchaser shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Purchaser, Seller shall pay such amount thereof to Purchaser. All amounts owed by Purchaser or Seller to the other in accordance with this Section 5.05(d) shall be paid by wire transfer of immediately available funds and shall not bear any interest. Any amount due Purchaser from Seller under this Section 5.05(d) and not paid when due may also be paid from the funds held pursuant to the Purchase Escrow Agreement, provided that Purchaser has requested such amount from Seller pursuant to the terms and conditions of this Agreement and the terms and conditions of the Purchase Escrow Agreement and such amount remains unpaid for thirty (30) days from the date of such notice.

                                     ARTICLE VI
                                      CLOSING

      SECTION 6.01. PRIMARY CLOSING. Subject to the terms and conditions hereof, the Primary Closing (the "Primary Closing") shall take place at the offices of Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903 a date designated by Purchaser that is within ten (10) business days after the date on which the FCC's order granting its consent to the assignment of the FCC Authorization from Seller to Purchaser has become a Final Order and the other conditions precedent to the Primary Closing have been satisfied (the "Primary Closing Date"). For the purposes of this Agreement, the term "Final Order" shall mean action by the FCC as to which (i) no request for stay by the FCC of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, such deadline has passed; (ii) no petition for rehearing or reconsideration of the action is pending before the FCC, and the time for filing any such petition has passed; (iii) the FCC, does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and, if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

      SECTION 6.02. FINAL CLOSING. Subject to the terms and conditions hereof, the Final Closing (the "Final Closing") shall take place at the offices of Edwards & Angell, LLP, One BankBoston Plaza, Providence, Rhode Island 02903 on a date designated by Purchaser that is the LATER to occur of the following: (a) the Primary Closing Date; and (b) the date that is within five (5) business days after satisfaction of the conditions to Final Closing contained in Article XII (the "Final Closing Date").

                                    ARTICLE VII
                              SELLER'S REPRESENTATIONS

      Seller hereby represents, warrants, covenants and agrees that:

      SECTION 7.01. ORGANIZATION; QUALIFICATION; SUBSIDIARIES. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all corporate power and authority to own and operate its properties and to carry on its business as now being conducted or proposed to be conducted by Seller and to execute and deliver and, subject to obtaining the FCC's approval to assign the FCC Authorization to Purchaser, perform its obligations under this Agreement and to undertake the transactions contemplated hereby. Seller is qualified to do business as a foreign corporation and is in good standing in Arizona and in all other jurisdictions where failure to be so qualified or in good standing is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Assets or the Business. Seller has no subsidiaries, and does not own or control any shares or other securities of, or have any other proprietary interest in, any corporation, partnership, limited liability company, joint venture, business association or other person.

      SECTION 7.02. CONSENTS, AUTHORIZATION, EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution, delivery and performance of this Agreement by Seller and the transfer of the Assets to Purchaser have been duly and validly authorized and approved by all necessary board of directors and shareholder action. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

      SECTION 7.03. TITLE TO ASSETS; CONDITION OF ASSETS. Except as set forth on SCHEDULE 7.03 attached hereto, Seller has full power, right and authority to sell and convey the Assets to Purchaser. Seller has, and at the Primary Closing will transfer and convey to Purchaser, good and marketable title to the Assets, free and clear of all Liens other than Permitted Liens. All Liens on the Assets in effect on the date hereof are listed on SCHEDULE 7.03 hereto and all such Liens, other than Permitted Liens, will be discharged at the Primary Closing. The tangible property included among the Assets as of the date hereof are in good working order and repair, reasonable wear and tear excepted. The Assets constitute all of the assets used or useful by Seller in connection with the operation of the Business. No officer, director, stockholder or employee of Seller, or any other individual, partnership, corporation, person or entity (a "Person") (other than Seller) controlling, controlled by or affiliated with or family member of any such officer, director, stockholder or employee, owns, leases or has any rights in any property, license or other assets related to the Business other than the Excluded Assets. Except for factors typically affecting propagation and reception in the cellular telephone industry generally, the tangible property included in the Assets are technically sufficient and capable of providing cellular telephone service in the Cellular System in accordance with applicable FCC regulations. All of the buildings, towers, antenna, fixtures and improvements owned by Seller, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities and the roof, walls and other structural components of the real property which are part of, or located in such buildings, towers, antenna or improvements and are owned by Seller (or in the case of such buildings, towers, antenna, fixtures, improvements, equipment, facilities and structural components which are leased by Seller, to Seller's knowledge) comply with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, have no structural defects and do not require any repair other than maintenance as is customary in the cellular telephone industry generally and the repair of ordinary wear and tear.

      SECTION 7.04. REAL PROPERTY - OWNED. Seller does not own any real property or interests in real property in fee simple.

      SECTION 7.05. REAL AND PERSONAL PROPERTY - LEASED. Set forth on SCHEDULE 2.01(d) (in the case of real property) and SCHEDULE 2.01(c) (in the case of personal property), are true and accurate descriptions of all real and personal property leased by Seller and used or useful in the ownership or operation of the Assets and the Business setting forth (i) the name of the lessor and (ii) a description of the property leased. All of the leases set forth on SCHEDULE 2.01(c) AND 2.01(d) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) Seller and, to Seller's knowledge, each other party thereto have complied with all respective covenants and provisions of such leases, (iv) neither Seller nor, to Seller's knowledge, any other party is in default in any respect under any such leases, (v) no party has asserted any defense, set off, or counter claim thereunder, (vi) no waiver, indulgence or postponement of any obligations thereunder has been granted by any party, and (vii) the validity after the Primary Closing or enforceability of any such lease will be in no way affected by the sale of the Assets to Purchaser provided all required consents have been obtained from the other parties to such lease. Except as set forth in
Schedule 2.01(d), each of the real property leases to which Seller is a party may be terminated by Purchaser after the Primary Closing on no greater than 30 days' prior written notice, without incurring any premium, penalty or other additional obligation under such lease.

      SECTION 7.06. EXISTING CONTRACTS. SCHEDULE 2.01(a) sets forth all contracts, commitments and agreements in effect on the date hereof with Seller's subscribers (other than standard subscriber agreements for cellular service and standard roaming agreements with other carriers), and all other contracts, commitments and agreements (other than agreements with annual payments of less than $2,000 and which agreements, in the aggregate, have annual payments of less than $25,000 or which are terminable without penalty on one month or less notice) to which Seller is a party which relate to the ownership of the Assets or the operation of the Business (the "Existing Contracts"), except for the contracts, leases, commitments and agreements included among the Non-Assumed Liabilities (the "Excluded Contracts"). No officer, director or employee of Seller or any Person (other than Seller) controlling, controlled by or affiliated with or family member of any such officer, director or employer has any contractual relationship relating to the ownership or operation of the Business. Seller has heretofore delivered to Purchaser true and correct copies of the Existing Contracts. Seller has no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts that would have a material adverse effect on the Business, the Assets or Seller's ability to perform its obligations under this Agreement (a "Material Adverse Effect"). The Existing Contracts are in full force and effect and Seller is in compliance with the terms of such Existing Contracts except for matters that would not have a Material Adverse Effect. Except for the Existing Contracts, Seller has not entered into any other agreements relating to the ownership of the Assets or the operation of the Business, including, but not limited to, rights-of-way, rights of entry, licenses, easements, leases (real property or equipment), or guaranty agreements.
Seller is not aware of any claims by third parties that Seller is required to enter into other agreements to enable it to continue owning the Assets and operating the Business as it is presently being operated.

      SECTION 7.07. GOVERNMENTAL LICENSES. Seller holds all necessary licenses including without limitation the FCC Authorization, consents, permits, approvals and authorizations of public or governmental bodies including, without limitation, the FCC and the state, counties and municipalities served by the Business, which are required in connection with the ownership of the Assets and which are required for the provision of cellular services within, and the operation of, the Cellular System in connection with applicable FCC regulations (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Seller has complied in all material respects with the terms of the Authorizations. Except for matters affecting the cellular industry generally, there are no pending modifications, amendments or revocations of the Authorizations which would materially and adversely affect the ownership of the Assets or the operation of the Business. All fees of Seller due and payable to governmental authorities pursuant to the Authorizations have been paid and subject to the outcome of the Algreg Proceeding, no event has occurred which, with or without the giving of notice or lapse of time or both, would constitute grounds for revocation or modification of the Authorizations. All reports required of Seller to be filed in connection with the Authorizations have been timely filed and are accurate and complete in all material respects. Seller has not engaged in any course of conduct that could reasonably be expected to impair the ability of Seller to be the holder of the Authorizations and is not aware of any reason why the Authorizations might not be renewed in the ordinary course, why any of the Authorizations might be revoked, or why any pending applications or notifications might not be approved. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Seller to Purchaser and are identified on SCHEDULE 7.07 attached hereto. To Seller's knowledge, the ownership of the Assets and the operation of the Business by Seller is not subject to regulation or supervision by any applicable state public utilities commission or other similar state governmental instrumentality. Neither Seller nor any of its affiliates have filed for or obtained from the Arizona Corporation Commission or any other state public utilities commission any license, permit or other authority to conduct the Business.

      SECTION 7.08. COMPLIANCE WITH LAWS. Except as set forth on SCHEDULE 7.08 attached hereto, Seller is in compliance with, and is not in default in any material respect under or in violation of, and neither the Business nor any of the Assets nor the operation or maintenance thereof, contravenes in any material respect any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any governmental body applicable to the Assets or the Business, including, without limitation, rules and regulations of the FCC.

      SECTION 7.09. NO VIOLATION OF EXISTING AGREEMENTS. The execution, delivery and performance of this Agreement by Seller will not violate any provisions of law and will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts, or result in the creation of any Lien upon the Assets or the Business.

      SECTION 7.10.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 7.10 attached hereto, there is no outstanding judgment against Seller or any director, officer or stockholder of Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. Except as set forth on SCHEDULE 7.10, there are no proceedings pending or, to Seller's knowledge, threatened against Seller or any director, officer or stockholder of Seller affecting the Business or the Assets or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, nor any demands by any governmental agency, utility or other party, to terminate modify or adversely change the terms and conditions of Seller's rights with respect to the Authorizations or Existing Contracts. The pendency of the Algreg Proceeding (including any related appeals or other further proceedings) will not constitute a breach of any representation or warranty contained in this Agreement, whether or not such representation or warranty is expressly qualified by reference to the Algreg Proceeding.

      SECTION 7.11. ENVIRONMENTAL COMPLIANCE. (a)(i) Seller has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the ownership of the Assets, the conduct of the Business or the use of any property or facility which relates to the ownership of the Assets, the Business, or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (iii) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located at any facility of Seller relating to the Business in violation of any Environmental Laws; and (iv) any Hazardous Substance handled or dealt with in any way by Seller during Seller's ownership of the Assets or the Business has been and is being handled or dealt with in compliance with Environmental Laws.

            (b) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined at any time by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law.

            (c) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all governmental authorities, including the FCC, and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      SECTION 7.12. LABOR MATTERS. SCHEDULE 7.12 sets forth a true and complete list of the names and current salaries of all employees of the Seller involved in the operation of the Business. Such employees are employees at will. Seller has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes for failure to comply with any of the foregoing. There are no collective bargaining agreements covering any of the employees of Seller. The Seller has not breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any of its employees. No consent of any union (or similar group or organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Seller's knowledge threatened, and there is no factual basis for any (a) employment discrimination (including age, sex, racial or handicap discrimination) charges or complaints against or involving Seller, before any federal, state, or local board, department, commission or agency or (b) unfair labor practice charges or complaints, disputes or grievances affecting Seller. There are no pending, or, to Seller's knowledge threatened (a) union representation petitions respecting the employees of Seller, (b) efforts being made to organize any of the employees of Seller, or (c) strikes, slow downs, work stoppages, or lockouts or threats affecting Seller.

      SECTION 7.13. EMPLOYEE BENEFITS. Except as set forth on SCHEDULE 7.13 attached hereto, Seller has no pension plan, profit sharing plan, deferred compensation plan, stock option or stock bonus plan, saving plan, or other benefit plan, policy, practice, or procedure or contract concerning employee benefits or fringe benefits of any kind (collectively, "Employee Benefit Plans"), whether or not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not a party to any employment contract. No officer, director or employee of Seller participates or is eligible to participate in a "defined benefit pension plan" as defined in
Section 3(35) of ERISA, maintained or made available by Seller. Neither Seller nor any Controlled Group Member maintains or contributes to, or ever maintained or contributed to, a plan under which any employee of Seller participates or is eligible to participate subject to Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "Controlled Group Member" means any trade or business (whether or not incorporated) which is, or was at any relevant time, aggregated with the Seller pursuant to Section 414(b), (c), (m) or (o) of the Code. Neither Seller nor any ERISA Affiliate has participated in or made contributions to any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. The term "ERISA

Affiliate" means each trade or business (whether or not incorporated) which is, or was at any relevant time, treated as a single employer with Seller pursuant to Section 4001(b)(1) of ERISA.

      Each of the Employee Benefit Plans is in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable law. Each of the Employee Benefit Plans has been administered in all material respects in accordance with its terms and with applicable legal requirements. All "employee pension plans" (within the meaning of Section 3(2) of ERISA) have been determined by the Internal Revenue Service ("IRS") to be qualified under Section 401(a) of the Code, and no action or proceeding has been instituted or threatened which would affect the qualification of any pension plan of Seller. No unfunded liabilities, based upon the Pension Benefit Guarantee Corporation (the "PBGC") rates currently in effect for plan terminations, exist with respect to any Employee Benefit Plan which is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA). There has not been any reportable event with respect to any pension plan of Seller. Seller has not engaged in a "prohibited transaction" or breach of fiduciary responsibility with respect to any Employee Benefit Plan which could subject Purchaser or any affiliate of Purchaser to a penalty tax or other liability under ERISA or the Code. Neither Seller nor any Affiliate of Seller has ever incurred any liability under Title IV of ERISA to the PBGC or to a multi-employer pension plan.

      SECTION 7.14. TAX MATTERS. Except as set forth on SCHEDULE 7.14 attached hereto, (a) Seller has timely filed all Tax (as defined below) returns and statements which it is required to file; (b) all such returns are complete and accurate in all material respects and disclose all Taxes required to be paid for the periods covered thereby; (c) Seller has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (d) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (e) to Seller's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of Seller, (f) all Taxes which Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid and (g) Seller has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. Seller has made a timely and valid election to be treated as an S Corporation (as defined in Section 1361(a) of the Internal Revenue Code), effective beginning January 1, 1996. For purposes of this Section 7.15, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.

      SECTION 7.15.  FINANCIAL STATEMENTS.

      (a)   Purchaser has heretofore been furnished with the following:

            (i) true and complete copies of the unaudited balance sheet of Seller as of December 31, 1997 and December 31, 1998 (the "BALANCE SHEET DATE") and the related unaudited statements of income and retained earnings and cash flows for the years then ended, each of such balance sheet and income statement being attached hereto as
      SCHEDULE 7.15(a)(i) (collectively, the "HISTORICAL FINANCIAL STATEMENTS"); and

            (ii) true and complete copies of the unaudited balance sheet (the "JUNE BALANCE SHEET") of Seller at June 30, 1999 and the related unaudited statement of income for the three months then ended (the "FIVE-MONTH INCOME STATEMENT" and together with the June Balance Sheet, the "CURRENT FINANCIAL STATEMENTS"), such balance sheet and income statement being attached hereto as
      SCHEDULE 7.15(a)(ii).

      (b) Each of the Historical and Current Financial Statements delivered under Section 7.15(a)(i) and (ii) hereof were prepared in accordance with GAAP, except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements and except that all accounting has been done on a cash basis rather than an accrual basis, applied on a basis consistent with prior periods and past practices and, with respect to the Current Financial Statements, subject to usual and customary year-end adjustments; each of the balance sheets included in such Historical and Current Financial Statements fairly presents in all material respects the financial condition of Seller, as at the close of business on the date thereof; and each of the statements of income included in such Historical and Current Financial Statements fairly presents in all material respects the results of operations of Seller, for the fiscal period then ended.

      (c) Except as set forth on SCHEDULE 7.15(c) attached hereto, since the Balance Sheet Date, Seller has not:

            (i) sold, assigned or transferred any of its Assets (except for the Excluded Assets and except pursuant to existing contracts or commitments disclosed on any Schedule to this Agreement or inventory in the ordinary course of business consistent with past practice or for assets sold or disposed of and replaced by other assets of comparable use and value) or canceled any material debts or material claims;

            (ii) waived any material rights, whether or not in the ordinary course of business;

            (iii) entered into any other transaction, except in the ordinary course of business, or entered into any transaction with any officer, director, partner or shareholder of Seller, or any affiliate or family member of any such Person;

            (iv) suffered any material damage, destruction or casualty loss with respect to the Assets, whether or not covered by insurance;

            (v) made any distribution of any of the Assets to any officer, director, partner or shareholder of Seller or any affiliate or family member of such officer, director or shareholder;

            (vi) obligated itself or the Business to give free or reduced price service to subscribers with respect to the Business; or

            (vii) entered into any agreement or understanding to do any of the foregoing.

      SECTION 7.16. SUBSCRIBERS/AGENTS. The number of subscribers receiving service from the Cellular System as of May 25, 1999 was at least 804; a list of Seller's current subscribers is set forth at SCHEDULE 7.16. SCHEDULE 7.16 attached hereto also sets forth a list of all agents who sell cellular telephone equipment and/or service on behalf of Seller as of the date hereof, together with such agent's address and the number of gross activations produced by each agent from January 1, 1999 to July 26, 1999. SCHEDULE 7.16 also summarizes the current rate plans offered to Seller's subscribers.

      SECTION 7.17. INSURANCE. Attached hereto as SCHEDULE 7.17 is an accurate and complete list in all material respects of all insurance policies, bonds and letters of credit which relate in any way to the ownership, use or operation of the Assets and the Business.

      SECTION 7.18. BROKERS. Except Columbia Capital, Seller has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Seller which may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

      SECTION 7.19. HART-SCOTT-RODINO. Seller does not meet the "size of person test" for an acquired person under the Hart-Scott-Rodino Antitrust Improvements Act, since Seller's ultimate parent entity and all entities that its ultimate parent entity controls do not meet the financial thresholds set forth in 16 C.F.R. Part 801.

      SECTION 7.20. UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against in the May Balance Sheet except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and except for liabilities and obligations directly related to the transactions contemplated hereby.

      SECTION 7.21. ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of Seller shown on the June Balance Sheet or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs (subject to reserves therefor as will be taken into account in the determination of Current Assets at Primary Closing in accordance with
Section 5.05). SCHEDULE 7.21 attached hereto sets forth a true, complete and accurate list, as of the end of the most recent normal billing cycle of Seller, listing the total amounts of subscriber accounts receivable and the aging of such subscriber receivables.

      SECTION 7.22. YEAR 2000 COMPLIANCE. Seller has advised Purchaser that Seller's switch is not year 2000 compliant, and can not be made year 2000 compliant. Seller is not representing that any of its Assets are Year 2000 compliant.

      SECTION 7.23. DISCLOSURE. No provision of this Agreement relating to Seller, the Business or the Assets or any other document, Schedule, Exhibit or other information furnished by Seller to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

                                    ARTICLE VIII
                            PURCHASER'S REPRESENTATIONS

      Purchaser hereby represents, warrants, covenants and agrees that:

      SECTION 8.01. ORGANIZATION; QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and
(iii) carry out the transactions contemplated by this Agreement and to own and operate the Assets and the Business, subject to obtaining all necessary consents required for the transfer by Seller of the Assets.

      SECTION 8.02. CONSENTS; AUTHORIZATION; EXECUTION AND DELIVERY OF AGREEMENT. All necessary consents and approvals have been obtained by Purchaser for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary corporate action. Purchaser has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

      SECTION 8.03.  LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
SCHEDULE 8.03, there is no outstanding judgment against Purchaser and there is no litigation, proceeding or investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser or its assets which individually or in the aggregate would, if adversely determined, result in a material adverse change in the business condition (financial or otherwise), properties, prospects or assets of Purchaser or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by Purchaser.

      SECTION 8.04. BROKERS. Except for Daniels & Associates, Purchaser has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Purchaser which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business.

                                     ARTICLE IX
                   SELLER'S AND PURCHASER'S AFFIRMATIVE COVENANTS

      SECTION 9.01. FINANCIAL STATEMENTS AND CELLULAR SYSTEM INFORMATION. Seller covenants and agrees that during the period after the execution of this Agreement and prior to the Primary Closing, Seller shall provide Purchaser, within 45 days of the end of each calendar quarter, Seller's unaudited balance sheet and income statement for such quarter ("Interim Financial Statements"). The Interim Financial Statements will be true and correct in all material respects, will be prepared using the same accounting methods and procedures as used in the preparation of the Current Financial Statements except for the absence of footnotes, subject to usual and customary adjustments, and will present fairly in all material respects the financial position of Seller at the date indicated and the results of Seller's operations for such period. Seller also shall provide Purchaser within 10 business days of the end of each monthly billing cycle the number of subscribers receiving service from the Cellular System at the beginning and end of such billing cycle. Seller further covenants and agrees to provide Purchaser with copies of any other reports reasonably requested by Purchaser provided that such reports are normally generated by or for Seller on a monthly basis.

      SECTION 9.02. ACCESS. (a) Purchaser shall have the right, itself or through its representatives, during normal business hours, after reasonable notice (which may be oral) to an officer of Seller and without undue disruption to Seller's normal business activities, to inspect the Assets and properties of Seller and to inspect and make abstracts and reproductions of all books and records of Seller including, without limitation, applications and reports to the FCC, all financial information relevant to the Business, employee records, and engineering and environmental reports and Seller shall furnish Purchaser with such information respecting the Assets and Business and financial records as Purchaser may, from time to time, reasonably request.

      (b) Seller acknowledges and agrees, subject to any restrictions placed thereon by an owner or lessor of any real property involved, that Purchaser may commission, at Purchaser's cost and expense, a so-called "Phase I" environmental site assessment of the Assets (the "Phase I Assessment"). If the Phase I Assessment indicates that a so-called "Phase II" assessment (the "Phase II Assessment") or other additional testing or analysis of the Assets is advisable, the Purchaser may elect to cause its agents to conduct such testing and analysis. Seller will use its commercially reasonable efforts to comply with any reasonable request for information made by

Purchaser or its agents in connection with any such investigation. Seller covenants that any response to any such request for information will be complete and correct in all material respects. Seller will afford Purchaser and its agents access to all operations of the Seller at all reasonable times and in a reasonable manner in connection with any such investigation subject to any required approval of Seller's landlords, which approval Seller will use its commercially reasonable efforts to obtain. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by Seller to Purchaser under this Agreement except that if any Phase I Assessment or Phase II Assessment uncovers an environmental condition which then comprises a breach of Seller's representations or warranties herein, Seller shall not have breached such representation or warranty if Seller cures such breach in accordance with the provisions of this Agreement.

      (c) All information collected and generated as a result of the environmental due diligence authorized by Section 9.02(b) will be subject to the terms and conditions of Section 15.01 of this Agreement. Purchaser shall provide to Seller copies of all draft and final reports, assessments and other information composed or compiled by Purchaser's environmental consultants within five (5) business days of Purchaser's receipt of copies thereof.

      (d) Seller shall allow Purchaser the opportunity to conduct an engineering review of the Assets to confirm that the Assets comply with the FCC Authorizations and the regulations of the FCC and are otherwise in good condition and repair, reasonable wear and tear excepted. Purchaser shall provide to Seller copies of all draft and final reports, assessments and other information composed or compiled by Purchaser's engineers or engineering consultants within five (5) business days of Purchaser's receipt of copies thereof.

      SECTION 9.03. CONDUCT OF BUSINESS. From the date hereof until the Primary Closing Seller shall:

            (a) operate the Cellular System in accordance with the Authorizations, including without limitation FCC Authorization, and comply in all material respects with all laws, rules and regulations applicable to Seller, including without limitation the regulations of the FCC;

            (b) except for inventory (other than Excluded Assets) sold in the ordinary course of business, refrain from making any sale, lease, transfer or other disposition of any of the Assets other than in connection with replacements with assets of like use and value, or with the prior written approval of Purchaser;

            (c) refrain from modifying, amending or altering in any material respect, or terminating any of the Existing Contracts, and from waiving or canceling any default or breach (other than the waiver of late fees) or modifying, altering or terminating any right or asset relating to or included in the Assets without Purchaser's prior written approval, which approval will not be unreasonably withheld;

            (d) maintain insurance on the Assets comparable to that maintained prior to the date hereof, and subject to Article XIII, use the proceeds of any claims for loss under such policies, together with such other funds as may be required, to repair, replace, or restore to their former condition any Assets which may be damaged by fire or other casualty, all as soon as reasonably possible;

            (e) maintain its books and records in accordance with prior practice; maintain all of its property and assets in their present condition, ordinary wear and tear excepted; maintain supplies of inventory and spare parts consistent with past practice; and otherwise operate the Business in the ordinary course in accordance with past practices;

            (f) refrain from hiring any employees without Purchaser's prior written consent and notify Purchaser of any material change in job function of an employee, and the termination of any employee;

            (g) continue to advertise, promote and market the Cellular System and its services in a manner consistent with past practice;

            (h) refrain from subjecting any of the Assets to any new Lien other than Permitted Liens;

            (i) refrain from doing or omitting to do any act which will cause a material breach of, or material default under, or termination of (except in accordance with its terms), any Existing Contract;

            (j) provide to the Purchaser, concurrently with filing thereof, copies of all reports to and other filings with the FCC and any other governmental agency;

            (k) not permit the FCC Authorization to expire or to be surrendered or voluntarily modified in a manner materially adverse to the Business, or take any action which would reasonably be expected to cause the FCC Authorization or any other governmental authority to institute proceedings for the suspension, revocation or limitation of rights under the FCC Authorization, or fail to prosecute with due diligence any pending applications to any governmental authority;

            (l) notify Purchaser in writing promptly after learning of the institution or threat of any material action against Seller in any court, or any action against Seller before the FCC or any other governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Assets or the Business;

            (m) refrain from taking any action not in Seller's usual course of business regarding the Cellular System or the Assets without Purchaser's prior approval; and

            (n) pay or cause to be paid or provide for all Taxes of or relating to Seller, the Assets and the employees required to be paid to city, county, state, Federal and other governmental units up to the Primary Closing Date.

      SECTION 9.04. GOVERNMENTAL APPROVALS. Purchaser will fully cooperate with Seller and do all things that are commercially reasonable to assist Seller to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Authorizations (including without limitation, the FCC Authorization), including the furnishing of financial and other information specifically with respect to Purchaser reasonably required by the Person whose consent or approval is being sought. Seller shall provide adequate prior written notice to Purchaser of any meeting with governmental authorities the purpose of which is to seek a consent or approval to the transactions contemplated hereby, and Purchaser shall use all reasonable efforts to furnish a representative to attend meetings with appropriate government authorities for the purpose of obtaining such consents or approvals. Both parties have filed Form 603 with the FCC seeking its approval of the assignment of the FCC Authorization to Purchaser, and the FCC has granted its approval. Both parties hereby agree to diligently pursue the grant of the assignment of the FCC Authorization to Purchaser becoming a Final Order, and to file for any other necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement within five (5) business days of the date of execution of this Agreement to the extent any such filings have not been made prior to the date of execution of this Agreement.

      SECTION 9.05. THIRD PARTY CONSENTS; CLOSING CONDITIONS. (a) Seller covenants and agrees to use its commercially reasonable efforts to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assets. In addition, with respect to each real property lease identified on
SCHEDULE 2.01(d), Seller agrees that the instrument whereby Seller requests the consent of the lessor thereunder to the assignment of such lease to such Purchaser shall be substantially in the form of the letter attached hereto as
SCHEDULE 9.05(a) and that Seller shall use its commercially reasonable efforts to obtain each such lessor's consent to such assignment by having each such lessor countersign such letter in the space provided. In addition, Seller shall use its commercially reasonable best efforts to obtain from lessors under real property leases with remaining terms in excess of one (1) year the form of Landlord Consent and Estoppel Certificate attached as Schedule 9.05(b). Each of Purchaser and Seller covenants and agrees that each of them will reasonably cooperate with each other, and Purchaser will do all things reasonably necessary to assist Seller to obtain all consents and approvals necessary for the transfer or assignment to Purchaser of the Assets, including the furnishing of financial and other information specifically with respect to Purchaser or Seller, as the case may be, reasonably required by the person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any of the Assets to be sold, assigned, transferred or conveyed to Purchaser, or any claim, right or benefit arising thereunder or resulting therefrom (individually, an "Interest" and collectively, the "INTERESTS"), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), and such approval, consent or waiver has not been obtained, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof, and such approval, consent or waiver has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof; provided Seller shall use its best efforts to provide Purchaser the benefits of any such Interest as provided in Section 19.01(b). Each of Purchaser and Seller shall use all reasonable efforts to consummate the transactions contemplated hereby.

            (b) Purchaser and Seller hereby covenant and agree to use all reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to Purchaser in
      Article XI hereof and Seller in Article X hereof prior to the Primary Closing Date.

      SECTION 9.06.  INTENTIONALLY OMITTED.

      SECTION 9.07. NO SHOPPING. Neither Seller nor any of their respective affiliates, advisors or representatives shall directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any merger, sale of all or substantially all of the assets, acquisition of Seller's capital stock, or any similar transaction involving Seller.

      SECTION 9.08. SUPPLEMENTAL DISCLOSURE. Seller shall promptly from time to time prior to the Primary Closing Date and Final Closing Date supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; PROVIDED, HOWEVER, that no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Seller made in this Agreement unless Purchaser waives any such breach in writing to Seller.

      SECTION 9.09. LITIGATION MATTERS. Seller and Purchaser agree that any and all costs of litigation and other proceedings pertaining to the FCC Authorization, including but not limited to the Algreg Proceeding, shall be the responsibility of Seller, and that Seller shall control the defense of the Algreg Proceeding, subject to Purchaser's right to assist in the defense.
Seller agrees to its best efforts to defend the FCC Authorization in the Algreg Proceeding, and Seller and Purchaser agree to cooperate in good faith in such defense, but Seller shall have the right to settle the Algreg Proceeding without the prior written consent of Purchaser, provided Seller bears the entire economic consequence of any such settlement.

      SECTION 9.10. EMPLOYEE MATTERS. As of the Primary Closing, Purchaser shall have extended offers of employment to those employees of Seller that are listed on SCHEDULE 9.10, which Schedule shall be delivered to Seller five (5) business days before the Primary Closing Date (such employees are hereinafter referred to as "Retained Employees"); PROVIDED, HOWEVER, that any such offer of employment shall not be construed to limit the ability of Purchaser to terminate any Retained Employee following the Primary Closing Date for any reason. Seller shall have terminated the employment of all Retained Employees immediately prior to the Primary Closing and any cost, expense or liability related to the employment of the Retained

Employees up to the Primary Closing (including accrued salaries, bonuses, benefits, vacation or sick pay expense and other remuneration for services rendered prior to the Primary Closing) and any cost, expense or liability resulting from, or incurred in connection with, such terminations shall be the sole responsibility of Seller.

      SECTION 9.11. RETURN OF ASSETS ON TERMINATION AFTER PRIMARY CLOSING. Seller acknowledges and agrees that Purchaser shall be under no obligation to retain or maintain any of the Assets (other than the FCC Authorization) after the Primary Closing. In the event this Agreement is terminated after the Primary Closing, Purchaser will transfer to Seller all of its right, title and interest in the Assets as they exist at the time of termination (the "Returned Assets") in exchange for no additional consideration other than Seller's agreement to assume all of the liabilities arising under the Returned Assets that accrue and are to be performed from and after the date of transfer, including any obligations that arise as a result of the transfer of the Returned Assets. Seller acknowledges and agrees that Purchaser will make no representation or warranty as to the condition of any of the Returned Assets (other than the FCC Authorization) in connection with their transfer to Seller.

                                     ARTICLE X
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO
                                  PRIMARY CLOSING

      The obligation of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Primary Closing of each of the following conditions:

      SECTION 10.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Seller contained in this Agreement shall be true and correct at and as of the Primary Closing in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct in all respects). Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Primary Closing. Purchaser shall have been furnished with a certificate or certificates of a duly authorized representative of Seller, dated as of the Primary Closing, certifying to the fulfillment of the foregoing conditions.

      SECTION 10.02. DIRECTORS RESOLUTIONS. Seller shall deliver to Purchaser copies of the resolutions of the board of directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of Seller.

      SECTION 10.03. INCUMBENCY CERTIFICATE. Purchaser shall have received a certificate or certificates of an officer of Seller, certifying as to the genuineness of the signatures of officers of Seller authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

      SECTION 10.04. THIRD PARTY CONSENT; FCC GRANT. Seller shall have delivered to Purchaser such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Purchaser) as are necessary to transfer to Purchaser without modification thereof, as of the Primary Closing, the Assets and the Authorizations. Prior to the Primary Closing, the FCC shall have granted its consent to the transfer and assignment of the FCC Authorization to Purchaser without any conditions (other than conditions generally imposed by the FCC in cellular assignment grants) which Purchaser determines, in its sole discretion, to be materially adverse, and the order granting such consent shall have become a Final Order.

      SECTION 10.05. NO MATERIAL ADVERSE CHANGE. Other than changes affecting the cellular telephone industry generally, there shall not have been any material adverse change in the financial condition, assets, business, properties or prospects of the Cellular System from the date hereof to the Primary Closing.

      SECTION 10.06. OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Schreck Morris, Nevada counsel to Seller, dated as of the Primary Closing and addressed to Purchaser and to any financial institution designated by Purchaser in substantially the form of EXHIBIT E hereto.

      SECTION 10.07. OPINION OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of Brown, Nietert & Kaufman, counsel for Seller, dated as of the Primary Closing and addressed to Purchaser and to any financial institution designated by Purchaser in substantially the form of EXHIBIT F attached hereto.

      SECTION 10.08. RELATED AGREEMENTS. Seller shall have executed and delivered to Purchaser the Bill of Sale and Assignment, Assumption Agreement and Purchase Escrow Agreement in the forms set forth as Exhibits A, B and D, respectively.


                                     ARTICLE XI
                   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
                                  PRIMARY CLOSING

      The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Primary Closing of each of the following conditions:

      SECTION 11.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Primary Closing. Purchaser shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Primary

Closing. Seller shall have been furnished with a certificate of an officer of Purchaser, dated as of the Primary Closing, certifying to the fulfillment of the foregoing conditions.

      SECTION 11.02. DIRECTORS' RESOLUTIONS. Purchaser shall deliver to Seller copies of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Purchaser.

      SECTION 11.03. INCUMBENCY CERTIFICATE. Seller shall have received a certificate of the secretary or an assistant secretary of Purchaser, certifying as to the genuineness of the signatures of representatives of Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

      SECTION 11.04. FCC CONSENT. The FCC shall have granted its consent to the assignment of the FCC Authorization from Seller to Purchaser.

      SECTION 11.05. OPINION OF COUNSEL TO PURCHASER. Seller shall have been furnished with an opinion of Edwards & Angell, LLP, counsel to Purchaser, dated as of the Primary Closing and addressed to Seller in substantially the form of EXHIBIT H hereto.

                                    ARTICLE XII
          CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION AT FINAL CLOSING

      The obligations of Purchaser under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Final Closing of each of the following conditions:

      SECTION 12.01. ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF THIS AGREEMENT. All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Final Closing, except as they have been affected by Purchaser's actions. Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Final Closing. Purchaser shall have been furnished with a certificate of a duly authorized representative of Seller, dated as of the Final Closing, certifying to the fulfillment of the foregoing conditions.

      SECTION 12.02. OPINION OF FCC COUNSEL TO SELLER. Purchaser shall have been furnished an opinion of Brown, Nietert & Kaufman, FCC counsel for Seller, dated as of the Final Closing and addressed to Purchaser and any financial institution designated by Purchaser in substantially the form of EXHIBIT G attached hereto.

                                    ARTICLE XIII
                                  CASUALTY LOSSES

      In the event that there shall have been suffered between the date hereof and the Primary Closing any casualty loss relating to the Assets that becomes known to Seller, Seller will promptly notify Purchaser of such event. Seller shall, to the extent practicable, repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Primary Closing Date. To the extent the repair, rebuild or replacement of the portion of the Assets damaged, destroyed or lost prior to the Primary Closing Date is not practicable, then the Purchase Price shall be reduced by the amount, mutually acceptable to Purchaser and Seller, which is estimated by the parties to equal the out-of-pocket costs and expenses that Purchaser is reasonably likely to incur to repair, rebuild or replace, in accordance with cellular telephone industry practices, such damaged, destroyed or lost Assets after the Primary Closing Date, and Seller shall retain all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage.

                                    ARTICLE XIV
                                  INDEMNIFICATION

      SECTION 14.01. INDEMNIFICATION BY SELLER. (a) Notwithstanding the Primary Closing or Final Closing, and regardless of any investigation made at any time by or on behalf of Purchaser or any information Purchaser may have, but subject to the terms of this Article XIV, Seller agrees to indemnify and to hold Purchaser, its shareholders, officers, directors, and employees (the "Indemnified Purchaser Parties") harmless from and against and in respect of any losses (including lost revenues), damages, costs, expenses (including costs of investigations and reasonable attorney fees), suits, demands, judgments and diminutions in value suffered or incurred (each a "Loss" and collectively "Losses") by Purchaser arising from or related to:

            (i) Any and all Non-Assumed Liabilities, whether or not known or asserted at or prior to the Primary Closing;

            (ii) Any liability, debt, obligation, tax, claim or demand relating to the FCC Authorization or any application therefor, including without limitation, any fines or forfeitures imposed or threatened to be imposed by the FCC, but only to the extent they arise out of Seller's ownership, operation, control or sale of the Assets or the Business or any other state of facts which existed at or prior to the Primary Closing;

            (iii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, the Schedules or Exhibits hereto, the Bill of Sale and Assignment, the Assumption Agreement, the Deposit Escrow Agreement, the Purchase Escrow Agreement or in any closing certificate delivered by Seller to Purchaser pursuant to Article XI hereof; and

            (iv) All costs and expenses (including reasonable attorneys' fees) incurred by any Indemnified Purchaser Party in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters such Indemnified Purchaser Party is indemnified against by Seller in this Agreement.

      (b) In addition and subject to the terms of this Article XIV, Seller shall indemnify the Indemnified Purchaser Parties against and hold them harmless from any and all Losses which they may incur by reason of the failure (if any) of Seller to comply with the Bulk Transfers Article of the Uniform Commercial Code of any state.

      SECTION 14.02. INDEMNIFICATION BY PURCHASER. Notwithstanding the Primary Closing or Final Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, but subject to the terms of this Article XIV, Purchaser agrees to indemnify and to hold Seller, its shareholders, officers, directors and employees harmless from and against and in respect of any Losses incurred by Seller arising from or related to:

            (i)   Any and all Assumed Liabilities;

            (ii) Any liability, debt, obligation, tax, claim or demand relating to the FCC Authorization, including without limitation, any fines or forfeitures imposed or threatened to be imposed by the FCC, but only to the extent they arise out of Purchaser's ownership, operation or control of the Assets or the Business after the Primary Closing;

            (iii) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement, the Schedules or Exhibits hereto, the Assumption Agreement, the Deposit Escrow Agreement, the Purchase Escrow Agreement or in any closing certificate delivered by Purchaser to Seller pursuant to Article XII hereof; and

            (iv) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Seller is indemnified against by Purchaser in this Agreement.

      SECTION 14.03. NOTICE OF CLAIMS; DEFENSE OF THIRD PARTY. A party claiming indemnification under this Article XIV (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification within the applicable Survival Period. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting

Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes the defense and control of the Third Party Claim pursuant to this Section 14.03, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditional release of the Asserting Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume the defense of the Third Party Claim pursuant to this Section 14.03, the Asserting Party shall have the right (i) to control the defense thereof and (ii), if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section 14.03 within ten days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, PROVIDED that such requirement shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIV.

      SECTION 14.04. PURCHASE ESCROW AGREEMENT. The obligation of Seller to indemnify Indemnified Purchaser Parties for Losses pursuant to this Article XIV shall be secured by the funds held pursuant to the Purchase Escrow Agreement.

      SECTION 14.05. LIMITATIONS. The Defending Party's obligations to indemnify the Asserting Party pursuant to this Article XIV shall be subject to the following limitations:

            (a) No indemnification shall be required to be made by the Defending Party until the aggregate amount of the Asserting Party's Losses exceeds $50,000 (the "Deductible"), and then indemnification shall only be required to be made by the Defending Party to the extent of such Losses that exceed the Deductible; PROVIDED, HOWEVER, the Deductible shall not be applicable to (i) Seller's obligation to indemnify the Indemnified Purchaser Parties for Non-Assumed Liabilities, (ii) Purchaser's obligation to indemnify Seller for Assumed Liabilities, (iii) Seller's obligation to indemnify the Indemnified Purchaser Parties pursuant to Section 14.01(b), (iv) a breach by Seller of its representations set forth in Section 7.02, the first and second sentences of Section 7.03 and Section 7.14 or (v) Losses resulting from fraud.

            (b) All representations and warranties contained in this Agreement shall survive the Primary Closing until the second anniversary thereof; PROVIDED, HOWEVER, that notwithstanding the foregoing, (x) the representations and warranties contained in Section 7.02, the first and second sentences of
Section 7.03 and Section 8.02 shall survive the Primary Closing for an unlimited duration, (y) the representations and warranties contained in Sections 7.08 (as it may relate to Environmental Laws), 7.11 and 7.14 shall survive the Primary Closing until the expiration of the applicable statute of limitations, and (z) the representations and warranties contained in Section 7.07 shall in any event survive until the Final Closing (the applicable period of survival being referred to as the "Survival Period"). To the extent a claim is made in respect of a representation or warranty within the applicable Survival Period, such representation or warranty shall survive after the Survival Period for purposes of such claim until such claim is finally determined or settled. Each party shall be precluded from asserting claims against the other party after the applicable Survival Period.

                                     ARTICLE XV
                         CONFIDENTIALITY AND PRESS RELEASES

      SECTION 15.01. CONFIDENTIALITY. Each party shall hold in strict confidence all documents and information concerning the other and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in written form) shall immediately thereafter be returned to the party originally furnishing the same.

      SECTION 15.02. PRESS RELEASES. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Purchaser or Seller without the consent of the other subject to the provisions of Section 15.03, and Purchaser and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Purchaser or Seller, as the case may be, proposes to make such press release.

      SECTION 15.03. DISCLOSURES REQUIRED BY LAW. This Article XV shall not, however, be construed to prohibit any party from making any disclosures to any governmental authority that it is required to make by law or from filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party, or prohibit Seller, Purchaser or any of their affiliates from disclosing to its investors, partners, accountants, auditors, attorneys, financing sources, investment bankers, parent company and broker/dealers such terms of this transaction and such of Seller's business and financial information as are reasonably necessary to be disclosed to them in connection with the Company's financing activities and other proper business purposes.

                                    ARTICLE XVI
                                    TERMINATION

      SECTION 16.01. TERMINATION PRIOR TO FINAL CLOSING. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice promptly given to the other party hereto, at any time prior to the Final Closing (excepted as noted):

            (a)   by mutual written consent of Seller and Purchaser;

            (b) by either Purchaser or Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise permanently prohibiting the sale of the Assets to Purchaser (which Seller and Purchaser shall have used all reasonable efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable;

            (c) by Purchaser, but only prior to Primary Closing, if Seller shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement and said breach is not cured within 10 business days after written notice of the breach is received by Seller;

            (d) by Purchaser, in the event that the FCC's order granting its consent to the assignment of the FCC Authorization to Purchaser is reversed, on reconsideration by the FCC or after judicial review, or in the event that Seller's rights in the FCC Authorization are revoked, denied or conditioned on such grounds that the value of the FCC Authorization is materially impaired, on reconsideration by the FCC or after judicial review, and in either event, Purchaser's right to operate the Cellular System pursuant to the FCC Authorization without materially adverse conditions is terminated;

            (e) by Seller, but only prior to Primary Closing, if Purchaser shall have materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement and said breach is not cured within 10 business days after written notice of the breach is received by Purchaser; or

            (f) by either Purchaser or Seller, effective on January 1, 2001, and on the first day of any calendar quarter thereafter, if
      (i) such party has provided ninety (90) days' written notice to the other party of such termination, (ii) the Primary Closing has not taken place at the time of termination, and (iii) the party seeking to terminate this Agreement is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and the delay in the Primary Closing is not directly attributable to allegations filed with the FCC against that party.

                                    ARTICLE XVII
                                   BROKERS' FEES

      Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any broker or finder it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIV hereof.

                                   ARTICLE XVIII
                                WAIVER OF JURY TRIAL

      PURCHASER AND SELLER WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

                                    ARTICLE XIX
                                   MISCELLANEOUS

      SECTION 19.01. ADDITIONAL INSTRUMENTS OF TRANSFER. (a) From time to time after the Primary Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, deeds and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Purchaser all of Seller's right, title and interest in and to the Assets. Such efforts and assistance shall be without cost to any party.

      (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to sell, assign, transfer or convey to Purchaser any of their rights and obligations in and to any Interest without first obtaining all necessary approvals, consents or waivers. To the extent any of the approvals, consents or waivers described in Section 10.04 have not been obtained by Seller as of the Primary Closing and Purchaser elects to proceed with the Primary Closing, Seller shall, for a period equal to the longer of six months after the Primary Closing, the Final Closing Date, or the remaining term of such Interest, use all reasonable efforts to (i) obtain the consent of any such third party;
(ii) cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Purchaser of any monies received by Seller in connection therewith) of such Interest to Purchaser so long as Purchaser performs all obligations with respect to the Interest (and the payment of all expenses in connection therewith); and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of Seller arising from such Interest against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof upon the request of Purchaser); PROVIDED, HOWEVER, that neither Purchaser nor Seller shall be obligated to pay any consideration or other sums therefor (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

      SECTION 19.02. NOTICES. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier, recognized overnight delivery service or mailed, registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

      (i)   If to Purchaser:

            Dobson Cellular of Imperial, Inc.
            c/o Dobson Communications Corporation
            13439 N. Broadway Extension
            Suite 200
            Oklahoma City, Oklahoma 73114
            Attention: Everett Dobson
            Telecopy No.: (405) 529-8515
with a copy to:

            Edwards & Angell, LLP
            One BankBoston Plaza
            Providence, Rhode Island  02903
            Attention:  David K. Duffell, Esq.
            Telecopy No.: (401) 276-6602

      (ii)  If to Seller:

            ACC-Arizona Cellular Communications, Inc.
            1600 Stadium Avenue
            Big Spring, TX  79720
            Attention:  M. Gregg Ryan
            Telecopy No.: (915) 267-3718

            with a copy to:

            Brown Nietert & Kaufman, Chartered
            Suite 660
            1920 N Street, N.W.
            Washington, DC  20036
            Attention:  David Kaufman, Esq.
            Telecopy No.: (202) 457-0126

      Notices delivered personally shall be effective upon delivery. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party giving such notice. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or four (4) business days after mailing, whichever is earlier.

      SECTION 19.03. EXPENSES. Except as otherwise provided herein, each party shall bear its own expenses and costs, including the fees of any corporate or FCC attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

      SECTION 19.04. TRANSFER TAXES. Seller shall pay any use, sales or transfer taxes imposed in connection with the sale and delivery of the Assets and rights acquired by Purchaser under this Agreement.

      SECTION 19.05. COLLECTION PROCEDURES. From and after the Primary Closing, Purchaser shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of Seller any checks or drafts received on account of any such items.

      SECTION 19.06. SPECIFIC PERFORMANCE. The parties recognize and acknowledge that in the event Seller shall fail to perform its obligations under the terms of this Agreement, money damages alone will not be adequate to compensate Purchaser. The parties, therefore, agree and acknowledge that in the event Seller fails to perform its obligations under this Agreement, Purchaser shall be entitled, in addition to any action for monetary damages, in addition to any other rights and remedies on account of such failure, to specific performance of the terms of this Agreement and of the covenants and obligations hereunder.

      SECTION 19.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without application of principles of conflicts of law).

      SECTION 19.08. ASSIGNMENT. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other party, which consent will not be unreasonably withheld, except that (a) Purchaser shall have the right (i) at any time to assign its rights and obligations under this Agreement to another entity controlled by the parent company of Purchaser, and (ii) after the Primary Closing, to assign its rights and obligations under this Agreement to any third party. A party shall provide prompt written notice to the other party of any such assignment.

      SECTION 19.09. SUCCESSORS AND ASSIGNS. All agreements made and entered into in connection with this transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      SECTION 19.10. AMENDMENTS; WAIVERS. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

      SECTION 19.12. ENTIRE AGREEMENT. This Agreement merges all previous negotiations and agreements between the parties hereto, either verbal or written, including that certain letter agreement dated May 12, 1999, and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement.

      SECTION 19.13. THIRD PARTIES. Except as set forth in Article XIV hereof, nothing herein, expressed or implied, is intended to or shall confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 19.14. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of


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this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any person.

      SECTION 19.15. SECTION HEADINGS. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      SECTION 19.16. INTERPRETATION. As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter.

      SECTION 19.17. FURTHER ASSURANCES. Seller agrees to provide to Purchaser from time to time any information that Seller possesses with respect to the operation of the Business and Assets prior to the Primary Closing which Purchaser requests in the future in connection with Purchaser's financing efforts now or in the future or in connection with any FCC or other regulatory filing.

      SECTION 19.18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

                [The rest of this page is left blank intentionally.]





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      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.


                                       SELLER:

                                       ACC-ARIZONA CELLULAR COMMUNICATIONS, INC.


                                       By: /s/ M. GREGG RYAN
                                          --------------------------------------
                                          Name:   M. Gregg Ryan
                                          Title:  President


                                       PURCHASER:

                                       DOBSON CELLULAR OF IMPERIAL, INC.


                                       By: /s/ G. EDWARD EVANS
                                          --------------------------------------
                                          Name:   G. Edward Evans
                                          Title:  President




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